UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the acquisition of Sunlight by Spartan consummated on July 9, 2021, resulting reorganization into an umbrella partnership C corporation structure (or “Up-C” structure), and other agreements entered into as part of the Business Combination Agreement.

Spartan is a blank check company incorporated in Delaware on August 17, 2020 (inception) for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The registration statement for the IPO was declared effective on November 24, 2020. On November 30, 2020, the Spartan consummated its IPO of 34,500,000 units, including the issuance of 4,500,000 units as a result of the underwriter’s exercise in full of its over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $345.0 million. Simultaneously with the closing of the IPO, Spartan consummated the private placement of 9,900,000 Spartan Warrants, at a price of $1.00 per Spartan Warrant to the Sponsor, generating proceeds of $9.9 million. Each Spartan Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock. As of June 30, 2021, there was approximately $345.0 million held in the Trust Account.

Sunlight is a business-to-business-to-consumer, technology-enabled point-of-sale (POS) financing platform that provides residential solar and home improvement contractors the ability to offer seamless POS financing to their customers when purchasing residential solar systems or other home improvements. The resulting loans are funded by Sunlight’s network of capital providers who, by partnering with Sunlight, gain access to a difficult-to-reach loan market, best-in-class consumer credit underwriting and attractive risk adjusted returns. These loans are facilitated by Sunlight’s proprietary technology platform, Orange®, through which Sunlight offers instant credit decisions to homeowners nationwide at the POS on behalf of Sunlight’s various capital providers. Since Sunlight’s founding in 2014, Sunlight has facilitated over $4.8 billion of loans through the Sunlight Platform in partnership with over 1,200 contractor relationships.

The organizational structure following the completion of the Business Combination, as described above, is an “Up-C” structure. This organizational structure will allow the Unblocked Sunlight Unitholders and holders of Sunlight Warrants (collectively, the “Flow-Through Sellers”) to retain equity ownership in Sunlight, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Sunlight Class EX Units. Each Sunlight Class EX Unit, together with one share of Class C Common Stock, will be redeemable, subject to certain conditions, for either one share of Class A Common Stock, or at Sunlight’s election, an amount of cash approximately equivalent to the market value of one share of Class A Common Stock, pursuant to and in accordance with the terms of the Sunlight A&R LLC Agreement. The public stockholders will continue to hold Class A Common Stock of Spartan, which, upon consummation of the Business Combination, will be renamed to Sunlight Financial Holdings, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes.

As a result of the closing of the Business Combination on July 9, 2021, the risk factors previously discussed in Part I, Item 1A. “Risk Factors” of Spartan’s Amendment No. 1 on Form 10-K/A for the period ended December 31, 2020, filed with the SEC on May 11, 2021, no longer apply. For risk factors relating to our business following the Business Combination, please refer to the information set forth in Exhibit 99.7 to this Amendment No. 1.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 present the pro forma effect of the Business Combination as if they had been completed on January 1, 2020.

We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations as the pro forma financial information.

The pro forma financial information is not necessarily indicative of what the Sunlight Financial Holdings’ balance sheet or statement of operations actually would have been had the Business Combination been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination.

The following summarizes the pro forma ownership of Class A Common Stock of Sunlight Financial Holdings following the Business Combination:

(Shares in thousands)	Shares	%
Existing Sunlight Owners interest in Spartan[1,2]	38,373	44.6%
Spartan public stockholders	15,273	17.8
Sponsor and related parties	7,437	8.6
Third party PIPE investors	25,000	29.0
Total Class A Common Stock in Spartan	86,083	100.0%
1.This excludes the impact of shares of Class A Common Stock that are subject to vesting as of the Closing, which will be accounted for as post Business Combination compensation expenses. This also excludes the Flow-Through Sellers’ noncontrolling economic interest in Class EX Units, which will be redeemable (together with a corresponding number of shares of voting, non-economic Class C Common Stock) for Class A Common Stock on a 1-for-1 basis or cash, pursuant to and in accordance with the terms of the Sunlight A&R LLC Agreement. The table below presents the Class EX Units and noncontrolling interest percentage in Sunlight, excluding the impact of Class EX Units that are subject to vesting as of the Closing, which will be accounted for as post Business Combination compensation expenses:

(Units in thousands)	Units	% of Sunlight
Flow-Through Seller’s Class EX Units and noncontrolling interest percentage in Sunlight	46,936	35.3%
2.The existing direct and indirect Sunlight owners’ interest in Spartan included the shares to be issued to satisfy one of the Sellers’ tax withholdings requirements in connection with the Business Combination.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) on the basis of Spartan as the accounting acquirer and Sunlight as the accounting acquiree. The ultimate determination of the accounting acquirer is a qualitative and quantitative assessment that requires careful consideration. Spartan has been determined to be the accounting acquirer based on evaluation of the following factors:
•    Sunlight is a variable interest entity (“VIE”). Spartan Sub will be the sole managing member and primary beneficiary who has full and complete charge of all affairs of Sunlight, and the existing non-managing member stockholders of Sunlight do not have substantive participating or kick out rights; and
•    No single party controls Sunlight pre and post transaction, hence, the Business Combination is not considered a common control transaction.

The factors discussed above support the conclusion that Spartan will acquire a controlling financial interest in Sunlight and will be the accounting acquirer. Spartan is the primary beneficiary of Sunlight, which is a VIE, since it has the power to direct the activities of Sunlight that most significantly impact Sunlight’s economic performance through its control of Spartan Sub, which will be the sole managing member of Sunlight, and Spartan’s variable interests in Sunlight include ownership of Sunlight, which results in the right (and obligation) to receive benefits (and absorb losses) of Sunlight that could potentially be significant to Sunlight. Therefore, the Business Combination will be accounted for using the acquisition method. Under the acquisition method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of Sunlight, based on their estimated acquisition-date fair values. Transaction costs related to the Business Combination will be expensed as if the Business Combination consummated on January 1, 2020.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements (as restated) of Spartan and historical financial statements of Sunlight. The unaudited transaction accounting adjustments are based on information currently available, and assumptions and estimates underlying the unaudited transaction accounting adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial information is described in the accompanying notes, which should be read in conjunction with, the following:
•    Spartan’s audited financial statements (as restated) and related notes as of and for the year ended December 31, 2020 included in the Proxy Statement/Prospectus.
•    Spartan’s unaudited financial statements and related notes as of and for the three and six months ended June 30, 2021 included in its 10-Q filed with the SEC on August 16, 2021.

•    Sunlight’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2020 included in the Proxy Statement/Prospectus.
•    Sunlight’s unaudited consolidated financial statements and related notes as of and for the six months ended June 30, 2021 included in this 8K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
($ in thousands, except share amounts)3

	Spartan Historical	Sunlight Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets

Cash and cash equivalents	$140	$62,521	$152,750	3a	$110,587
			250,000	3b
			(310,977)	3c
			(19,192)	3d
			(25,733)	3e
			1,078	3f
Restricted cash	—	3,861	—		3,861
Prepaid expenses	1,375	—	—		1,375
Advances (net allowance for credit losses)	—	40,768	—		40,768
Investments held in Trust Account	345,047	—	(345,047)	3a	—
Financing receivables (net of allowance for credit losses)	—	4,707	393	3g	5,100
Property and equipment, net	—	5,693	(4,449)	3g	1,244
Due from affiliates	—	1,839	(1,839)	3f	—
Intangible assets, net	—	—	407,600	3g	407,600
Goodwill	—	—	703,678	3g	703,678
Other assets	—	4,340	—		4,340
Total assets	$346,562	$123,729	$808,262		$1,278,553

Liabilities and Stockholder's' Equity
Accounts payable and accrued expenses	$5,676	$18,873	$(11,784)	3d,3e	$12,765
Funding commitments	—	22,164	—		22,164
Debt	—	20,613	—		20,613
Accrued income taxes	—	—	—		—
Franchise tax payable	121	—	—		121
Deferred tax liability	—	—	42,846	3g	42,846
Due to affiliates	1,815	761	(2,576)	3d,3f	—
Deferred underwriting commissions	12,075	—	(12,075)	3d	—
Warrants, at fair value	51,444	9,708	(9,708)	3h	51,444
Other liabilities	—	1,076	1,039	3i	2,115
Total liabilities	71,131	73,195	7,742		152,068

Temporary Equity
Class A Common Stock	270,431	—	(270,431)	3j	—
Preferred class A-3 unit members' capital	—	338,620	(338,620)	3k	—
Preferred class A-2 unit members' capital	—	213,218	(213,218)	3k	—
Preferred class A-1 unit members' capital	—	279,554	(279,554)	3k	—
Common unit members' capital	—	68,296	(68,296)	3k	—

Stockholder's Equity
Class A Common Stock	1	—	8	3a,3b,3j,3l,3m	9
Class B Common Stock	1	—	(1)	3m	—
Class C Common Stock	—	—	5	3l	5
Additional paid-in capital	39,665	1,457	(192,295)	3a	728,883
			249,998	3b
			(310,977)	3c
			(7,493)	3e

	Spartan Historical		Sunlight Historical		Transaction Accounting Adjustments	Notes	Pro Forma Combined
					1,064,376	3g
					9,708	3h
					(1,039)	3i
					270,428	3j
					899,688	3k
					(9)	3l
					(850,611)	3n
					(444,013)	3o
Accumulated deficit	(34,667)		(850,611)		838,853	3e,3n	(46,425)
Total stockholder's equity	5,000	—	(849,154)	—	1,526,626		682,472
Noncontrolling interest	—		—		444,013	3o	444,013
Total equity	5,000		(849,154)		1,970,639		1,126,485
Total liabilities and stockholder's equity	$346,562		$123,729		$808,262		$1,278,553

3.Refer to Note 3 for more information on the adjustments to the Pro Forma Condensed Combined Balance Sheet.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS
ENDED JUNE 30, 2021
($ in thousands, except per share amounts)4

	Spartan Historical	Sunlight Historical	Transaction Accounting Adjustments	Note	Pro Forma Combined

Revenues	$—	$50,990	$—		$50,990

Costs and Expenses
Cost of revenues (exclusive of items shown separately below)	—	10,191	—		10,191
Compensation and benefits	—	16,120	—		16,120
Selling, general, and administrative	7,643	3,120	—		10,763
Property and technology	—	2,628	—		2,628
Depreciation and amortization	—	1,610	14,864	4a	16,474
Franchise tax expense	99	—	—		99
Provision for losses	—	1,172	—		1,172
Management fees to affiliate	—	200	—		200
Total operating expense	7,742	35,041	14,864		57,647
Operating income (loss)	(7,742)	15,949	(14,864)		(6,657)

Interest income	—	253	(37)	4b	216
Interest expense	—	(572)	—		(572)
Change in fair value of warrant liabilities	(9,161)	(4,065)	4,065	4c	(9,161)
Change in fair value of contract derivative, net	—	(787)	—		(787)
Net gain from investments held in Trust Account	75	—	(75)	4d	—
Realized gains on contract derivative, net	—	2,986	—		2,986
Other realized losses, net	—	—	—		—
Other income (expense)	—	621	—		621
Business combination expenses	—	(6,482)	6,482	4e	—
Income (loss) before income taxes	(16,828)	7,903	(4,429)		(13,354)
Income tax expense (benefit)	7	—	(3,748)	4f	(3,741)
Net income (loss)	(16,835)	7,903	(681)		(9,613)

Net income (loss) attributable to noncontrolling interest	—	—	(1,980)	4g	(1,980)
Net income (loss) attributable to stockholders	$(16,835)	$7,903	$1,299		$(7,633)

Weighted average shares outstanding, basic and diluted:
Weighted average shares outstanding of Class A Common Stock - basic and diluted	34,500	n/a			86,083
Net loss per share, Class A Common Stock - basic and diluted	$—	n/a			$(0.09)

Weighted average shares outstanding of Class B Common Stock - basic and diluted	8,625	n/a			n/a
Net loss per share, Class B Common Stock - basic and diluted	$(1.95)	n/a			n/a

4.Refer to Note 4 for more information on the adjustments to the Pro Forma Condensed Combined Statement of Operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR
ENDED DECEMBER 31, 2020
($ in thousands, except per share amounts)5

	Spartan Historical (As Restated)	Sunlight Historical	Transaction Accounting Adjustments	Note	Pro Forma Combined

Revenues	$—	$69,564	$—		$69,564

Costs and Expenses
Cost of revenues (exclusive of items shown separately below)	—	13,711	—		13,711
Compensation and benefits	—	26,174	—		26,174
Selling, general, and administrative	688	3,806	—		4,494
Property and technology	—	4,304	—		4,304
Depreciation and amortization	—	3,231	72,660	4a	75,891
Franchise tax expense	22	—	—		22
Provision for losses	—	1,350	—		1,350
Management fees to affiliate	—	400	—		400
Total operating expense	710	52,976	72,660		126,346
Operating income (loss)	(710)	16,588	(72,660)		(56,782)

Interest income	—	520	(74)	4b	446
Interest expense	—	(829)	—		(829)
Change in fair value of warrant liabilities	(16,169)	(5,510)	5,510	4c	(16,169)
Transaction costs - derivative warrant liabilities	(963)	—	—		(963)
Change in fair value of contract derivative, net	—	1,435	—		1,435
Net gain from investments held in Trust Account	10	—	(10)	4d	—
Realized gains on contract derivative, net	—	103	—		103
Other realized losses, net	—	(171)	—		(171)
Other income (expense)	—	(634)	—		(634)
Business combination expenses	—	(878)	(18,240)	4e	(19,118)
Income (loss) before income taxes	(17,832)	10,624	(85,474)		(92,682)
Income tax expense (benefit)	—	—	(16,549)	4f	(16,549)
Net income (loss)	(17,832)	10,624	(68,925)		(76,133)

Net income (loss) attributable to noncontrolling interest	—	—	(32,452)	4g	(32,452)
Net income (loss) attributable to stockholders	$(17,832)	$10,624	$(36,473)		$(43,681)

Weighted average shares outstanding, basic and diluted:
Weighted average shares outstanding of Class A Common Stock - basic and diluted	34,500	n/a			86,083
Net loss per share, Class A Common Stock - basic and diluted	$—	n/a			$(0.51)

Weighted average shares outstanding of Class B Common Stock - basic and diluted	7,765	n/a			n/a
Net loss per share, Class B Common Stock - basic and diluted	$(2.30)	n/a			n/a

5.Refer to Note 4 for more information on the adjustments to the Pro Forma Condensed Combined Statement of Operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except per share amounts)

Note 1 — Basis of pro forma presentation

The unaudited pro forma condensed combined financial information has been prepared assuming the Business Combination is accounted for using the acquisition method of accounting with Spartan as the acquiring entity. Under the acquisition method of accounting, Spartan’s assets and liabilities will retain their carrying values and the assets and liabilities associated with Sunlight will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Spartan, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The transaction accounting adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial information and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined.

The accompanying unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805 and are based on certain currently available information and certain assumptions and methodologies that Spartan believes are reasonable under the circumstances. The unaudited condensed transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments and it is possible the difference may be material. Sunlight believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments in connection with the Business Combination. Transaction costs incurred in connection with the IPO and the PIPE Financing are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to additional paid-in capital (“APIC”) and a decrease to cash, whereas transaction costs incurred in connection with the Business Combination are expensed. See Note 3(d), 3(e) and 4(e) for a discussion of transaction costs. Sunlight is currently negotiating certain employment agreements and new equity incentive plans for the combined company. Based on the preliminary terms, these agreements may result in an increase in compensation cost on a pro forma basis. However, as these employment agreements and new equity incentive plans are still preliminary and not yet executed, Sunlight has not included a transaction accounting adjustment.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of Class A Common Stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Note 2 — Description of the Business Combination

Pursuant to the Business Combination Agreement, the Blocker Holders, LTIP Unitholders and Flow-Through Sellers (collectively, the “Sellers,”) will receive a combination of cash, rights under the Tax Receivable Agreement, Class A Common Stock and non-economic voting Class C Common Stock in Sunlight Financial Holdings. Following the

consummation of the Business Combination, the combined company will be structured as an “Up-C”, whereby the Flow-Through Sellers will own equity in Sunlight through the Sunlight Class EX Units and hold direct voting rights in Sunlight Financial Holdings through Class C Common Stock.

In connection with the Closing, Sunlight Financial Holdings will enter into the Tax Receivable Agreement with the TRA Holders and the Agent (as defined therein). The Tax Receivable Agreement generally provides for the payment by Sunlight Financial Holdings to the Agent, for disbursement to the TRA Holders, on a pro rata basis, of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that Sunlight Financial Holdings actually realizes (or is deemed to realize in certain circumstances) in periods after the Business Combination as a result of (i) certain increases in tax basis that occur as a result of Sunlight Financial Holdings’ acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of a holder’s Sunlight Class EX Units upon the exercise of the redemption or call rights set forth in the Sunlight A&R LLC Agreement and (ii) imputed interest deemed to be paid by Sunlight Financial Holdings as a result of, and additional tax basis arising from, any payments Sunlight Financial Holdings makes under the Tax Receivable Agreement. Under the Tax Receivable Agreement, Sunlight Financial Holdings will retain the benefit of the remainder of the actual net cash savings, if any.

The amount of the cash payments that Sunlight Financial Holdings may be required to make under the Tax Receivable Agreement could be significant and is dependent upon future events and assumptions, including the timing of the redemptions of Sunlight Class EX Units, the price of the Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming unitholder’s tax basis in its Sunlight Class EX Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character and timing of taxable income Sunlight Financial Holdings generates in the future, the U.S. federal income tax rate then applicable and the portion of Sunlight Financial Holdings’ payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis.

Given the future payment obligations pursuant to the Tax Receivable Agreement, absent an early termination (including upon a change of control), will not arise until after the holders of Sunlight Class EX Units redeem their Sunlight Class EX Units for Class A Common Stock (or cash) after the Business Combination, and that the amount of such payments is subject to a significant uncertainty as of the Closing, for the purpose of preparation of Article 11 pro forma financial information, no initial Tax Receivable Agreement liability is recognized upon the consummation of the Business Combination. However, if all of the Class EX Units were redeemed immediately upon consummation of the Business Combination, we would recognize a change in deferred tax balances of approximately $134.2 million and a liability of approximately $114.1 million assuming (i) that the holders of Class EX Units redeem all of their Class EX Units immediately after the completion of this transaction at the assumed price of $9.46 per share of our Class A Common Stock (ii) no material changes in relevant tax law, (iii) a constant corporate tax rate of 25.2%, and (iv) that we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Tax Receivable Agreement. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the redemptions, the price of our shares of Class A Common Stock at the time of the redemption, and the tax rates then in effect.

Note 3 — Adjustments to Pro Forma Condensed Combined Balance Sheet

Explanations of the adjustments to the pro forma balance sheet are as follows:
a.Reflects the reclassification of $345.0 million of investments held in the Trust Account that become available for transaction consideration, transaction expenses, underwriting commission, redemption of Spartan public shares, and the operating activities of Spartan following the Business Combination, and $192.3 million withdrawal of funds from the Trust Account to fund the redemption of 19.2 million shares of Class A Common Stock at approximately $10.00 per share.

b.Reflects the gross cash proceeds of $250.0 million generated from the PIPE Financing through the issuance of 25.0 million shares of Class A Common Stock to the private investors. Of the $250.0 million, $2.5 thousand is recorded under Class A common stock at par and the remaining is recorded under APIC.

c.Reflects the payment of $311.0 million of cash to the Sellers in connection with the Business Combination.

d.Reflects the payment of $19.2 million of transaction costs incurred and accrued by Spartan. Of that amount, $12.1 million relates to the cash settlement of deferred underwriting expenses payable incurred as part of the IPO to be paid upon the consummation of a Business Combination. $5.3 million relates to the cash settlement of Spartan’s accrued advisory fees in connection with the IPO and $1.8 million relates to cash settlement of Spartan’s due to related party.

e.Reflects the payment of $25.7 million of transaction costs incurred by Spartan and Sunlight upon consummation of the Business Combination. Of that amount, $7.5 million relates to equity financing fees associated with the PIPE Financing, which will be offset against APIC. The remaining $18.2 million of transaction costs incurred6 upon Closing including direct and incremental costs in connection with the Business Combination, such as legal, third party advisory, investment banking, and other miscellaneous fees will be expensed. Refer to Note 4(e) for a discussion of transaction costs to be expensed in connection with the Business Combination.

f.Reflects the cash settlement of Sunlight’s due from affiliates and due to affiliates upon Closing. The net cash effect is an increase of $1.1 million.

g.Represents the purchase price allocation adjustments resulting from the Business Combination. The preliminary allocation to assets and liabilities is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive calculation. Accordingly, the purchase price allocation reflected in the unaudited transaction accounting adjustments will remain preliminary until Spartan determines the final purchase price and the fair values of assets acquired and liabilities assumed. The final determination of the purchase price and related allocation is anticipated to be completed as soon as practicable after the completion of the merger. Potential differences may include, but are not limited to, changes in allocation to intangible assets and change in fair value of financing receivable, deferred tax liability, and property and equipment.

The following is a preliminary estimate of the fair value of consideration transferred and a preliminary purchase price allocation in connection with the Business Combination.

(dollars in thousands)
Equity consideration paid to Blocker Holders in Class A Common Stock, net of $2.8 million post combination expense	$364,439
Cash consideration to Sellers, net of $1.0 million post combination expense	306,458
Total purchase consideration	$670,897
Cash and cash equivalents	$62,521
Restricted cash	3,861
Advances	40,768
Other assets	4,340
Financing receivables	5,100
Property and equipment, net	1,244
Due from affiliates	1,839
Intangible assets, net	407,600
Goodwill	703,678
Accounts payable and accrued expenses	(18,873)
Funding commitments	(22,164)
Debt	(20,613)
Deferred tax liability	(42,846)
Due to affiliates	(761)
Other liabilities	(1,076)
Warrants, at fair value	(9,708)
Fair value of noncontrolling interests	(444,013)
Fair value of the net assets acquired	$670,897

Intangible Assets — The following describes intangible assets that may be identified that met either the separability criterion or the contractual-legal criterion described in ASC 805, and the anticipated valuation approach. The installer relationships intangible asset represents the existing installer relationships of Sunlight that may be estimated by applying a multi-period excess earnings methodology. The capital provider relationships represent existing relationships with the banks that may be estimated by applying a with-and-without methodology. The developed technology intangible asset represents technology developed by Sunlight for the purpose of generating income for Sunlight, and is valued using a replacement cost method. The trademark and trade name intangible assets represent the trade names that Sunlight originated or acquired that may be valued using a relief-from-royalty method.

Intangible assets	Fair value at 7/9/2021	Useful life (yrs.)
Fair Value of installer relationships	$350,000	11.5
Fair Value of capital provider partnerships	43,000	0.8
Fair Value of trademarks/trade names	7,900	10.0
Fair Value of developed technology	6,700	5.0
Total	$407,600

Goodwill — Approximately $703.7 million has been allocated to goodwill. Goodwill is calculated as the excess of the gross consideration transferred over the estimated fair value of the underlying net tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill represents future economic benefits arising from acquiring Sunlight primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill and indefinite lived intangible assets related to certain acquired brands will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill and/or indefinite/finite lived intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

h.Reflects the elimination of Sunlight Warrants of $9.7 million either exercised or reclassified to equity upon Closing.

i.Reflects the future tax liability created on the transaction primarily related to the deferred tax liability on the book versus tax basis of Sunlight.

j.Represents the reclassification of $270.4 million of Class A Common Stock subject to possible redemption to permanent equity.

k.Reflects the reclassification of Sunlight’s historical temporary equity to APIC.

l.Reflects the issuance of 38.4 million shares of Class A Common Stock to Blocker Holders, LTIP Unitholders and holders of Sunlight Warrants and 46.9 million shares of Class C Common Stock to Unblocked Sunlight Unitholders at $0.0001 par value as consideration for the Business Combination.

m.Reflects the reclassification of $1.0 thousand par value of Spartan Class B Common Stock to Class A Common Stock at par value to account for the conversion of 7.4 million shares of Class B Common Stock to Class A Common Stock.

n.Represents the elimination of $850.6 million of Sunlight’s historical accumulative deficit.

o.Represents the transaction accounting adjustment to record noncontrolling interest in Sunlight of $444.0 million.

6.Of the $18.2 million, $6.5 million was accrued by Sunlight as of June 30, 2021.

Note 4 — Adjustments to Pro Forma Condensed Combined Statement of Operations

Explanations of the transaction accounting adjustments to the pro forma statement of operations are as follows:
a.Represents additional depreciation and amortization expenses of $16.3 million and $75.6 million for the six months ended June 30, 2021 and year ended December 31, 2020, respectively, resulting from the following newly acquired intangible assets. Amount also represents the elimination of $1.4 million and $2.9 million of historical depreciation and amortization related to internally developed software for the six months ended June 30, 2021 and year ended December 31, 2020, respectively, which were fair valued under developed technology. This transaction accounting adjustment has been proposed assuming the Business Combination occurred on January 1, 2020.

Intangible assets	Fair value at 7/9/2021	Useful life (yrs.)	Amortization expense for the six months ended June 30, 2021	Amortization expense for the year ended December 31, 2020
Fair Value of installer relationships	$350,000	11.5	$15,217	$30,435
Fair Value of capital provider partnerships	43,000	0.8	—	43,000
Fair Value of trademarks/trade names	7,900	10.0	395	790
Fair Value of developed technology	6,700	5.0	670	1,340
Total	$407,600		$16,282	$75,565

b.Represents adjustments to interest income related to Sunlight Financial Holdings’ new amortized cost basis due to the fair value adjustment made to its financing receivables.

c.Reflects the elimination of the changes in fair value of warrants of $4.1 million and $5.5 million for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively, given the exercise or reclassification of Sunlight Warrants at Closing.

d.Represents the elimination of $0.08 million and $0.01 million of interest income and net gains on Spartan’s Trust Account for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively.

e.Reflects $18.2 million transaction-related costs incurred by Sunlight and Spartan post December 31, 2021 in connection with the Business Combination as if the transaction was consummated on January 1, 2020.

f.Represents the income tax effect of the transaction accounting adjustments calculated using a blended statutory income tax rate of 25.2% applied to the loss before income tax benefit applicable to the controlling interest. The effective tax rate of the combined company could be significantly different as the legal entity structure and activities of the combined company are integrated. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Spartan and Sunlight filed consolidated income tax returns during the period presented.

g.Represents noncontrolling interest in Sunlight Net loss attributable to noncontrolling interest is $2.0 million for the six months ended June 30, 2021, and $32.5 million for the year ended December 31, 2020.

Note 5 — Pro Forma Loss per Share Information

As a result of the Business Combination, both the pro forma basic and diluted number of shares are reflective of 86.1 million shares of Class A Common Stock outstanding.

The calculation excludes warrants and contingently issuable shares that would be considered anti-dilutive to pro forma loss per share calculation, including (i) 17.3 million redeemable warrants to purchase Class A Common Stock of Spartan offered by Spartan in its IPO; (ii) 9.9 million warrants to purchase Class A Common Stock of Spartan that were issued to the Sponsor concurrently with the IPO; (iii) 46.9 million Class EX Units owned by the Flow-Through Sellers that are redeemable (together with a corresponding number of shares of voting, non-economic Class C Common Stock) for Class A Common Stock; (iv) and 0.1 million warrants to purchase Class EX Units and Class C Common Stock, which are mandatorily exchanged into Class A Common Stock of Sunlight Financial Holdings once exercised.

($in thousands, except per share data)	For the six months ended June 30, 2021	For the year ended December 31, 2020
Pro forma net loss attributable to Sunlight Financial Holdings - basic and diluted	$(7,633)	$(43,681)
Pro forma weighted average Class A Common Stock outstanding – basic and diluted	86,083	86,083
Pro forma loss per share – basic and diluted	$(0.09)	$(0.51)

Pro forma weighted average Class A Common Stock outstanding – basic and diluted
Spartan public stockholders	15,273	15,273
Sponsors and related parties	7,437	7,437
Sunlight stockholders	38,373	38,373
Third party PIPE investors	25,000	25,000
Pro forma weighted average Class A Common Stock outstanding – basic and diluted	86,083	86,083